Exhibit 99.1

Item 1. Business

EQT Midstream Partners, LP (EQT Midstream Partners or the Partnership) closed its initial public offering (IPO) on July 2, 2012. Equitrans, L.P. (Equitrans) is a Pennsylvania limited partnership and the predecessor for accounting purposes of EQT Midstream Partners.  References in this Form 8-K to the “Partnership,” when used for periods prior to the IPO, refer to Equitrans.  References in this Form 8-K to the “Partnership,” when used for periods beginning at or following the IPO, refer collectively to the Partnership and its consolidated subsidiaries. Immediately prior to the closing of the IPO, EQT Corporation contributed all of the partnership interests in Equitrans to the Partnership. Therefore, the historical financial statements contained in this Form 8-K reflect the assets, liabilities and operations of Equitrans (excluding the results of operations of Big Sandy Pipeline, a FERC-regulated transmission pipeline sold by Equitrans to an unrelated party in July 2011) for periods ending before July 2, 2012 and EQT Midstream Partners for periods beginning at or following July 2, 2012. Additionally, as discussed below, the Partnership’s combined financial statements have been retrospectively recast for all periods presented to include the historical results of Sunrise Pipeline, LLC (Sunrise), which was merged into the Partnership on July 22, 2013, and the Jupiter natural gas gathering system (Jupiter), which was acquired by the Partnership on May 7, 2014, as these acquisitions were transactions between entities under common control. References in this Form 8-K to ‘‘EQT’’ refer collectively to EQT Corporation and its consolidated subsidiaries.

Overview

EQT Midstream Partners is a growth-oriented limited partnership formed by EQT Corporation (NYSE: EQT) to own, operate, acquire and develop midstream assets in the Appalachian Basin. The Partnership provides substantially all of its natural gas transmission and storage services under contracts with fixed reservation and/or usage fees, with a significant portion of its revenues being generated under long-term firm contracts. The Partnership’s operations are primarily focused in southwestern Pennsylvania and northern West Virginia, a strategic location in the rapidly growing natural gas shale play known as the Marcellus Shale. This same region is also the core operating area of EQT, the general partner and a significant equity owner of the Partnership. The Partnership provides midstream services to EQT and multiple third parties across 21 counties in Pennsylvania and West Virginia through its two primary assets: the Transmission and Storage System, which serves as a header system transmission pipeline, and the Gathering System, which delivers natural gas from wells and other receipt points to transmission pipelines. The Partnership believes that its strategically located assets, combined with its working relationship with EQT, position it as a leading Appalachian Basin midstream energy company serving the Marcellus Shale region.

EQT is the Partnership’s largest customer and is one of the largest natural gas producers in the Appalachian Basin. For the year ended December 31, 2013, EQT reported 8.3 Tcfe of proved natural gas and crude oil reserves and total production sales volumes of 378 Bcfe, representing a 43% increase compared to the year ended December 31, 2012. Approximately 73% of EQT’s total production in 2013 was from Marcellus wells, and overall Marcellus volumes increased 82% compared to the year ended December 31, 2012. During the year ended December 31, 2013, approximately 86% of the Partnership’s total natural gas transmission and gathering volumes consists of natural gas produced by EQT and other affiliated volumes. In order to facilitate production growth in its areas of operation, EQT invested approximately $1.4 billion in midstream infrastructure from January 1, 2009 through December 31, 2013 and currently owns a substantial and growing portfolio of midstream assets, many of which have multiple interconnects into the Partnership’s system. The Partnership believes its economic relationship with EQT incentivizes EQT to provide the Partnership with access to additional production growth in and around its existing assets and with acquisitions and organic growth opportunities, although EQT is under no obligation to do so.

Sunrise Merger and Equity Offering in 2013

On July 15, 2013, the Partnership and Equitrans entered into an Agreement and Plan of Merger with EQT and Sunrise, a wholly owned subsidiary of EQT and the owner of the Sunrise Pipeline. Effective July 22, 2013, Sunrise merged with and into Equitrans, with Equitrans continuing as the surviving company.  Upon closing, the Partnership paid EQT consideration of $540 million, consisting of a $507.5 million cash payment, 479,184 Partnership common units and 267,942 Partnership general partner units. Prior to the Sunrise Merger, Equitrans entered into a precedent agreement with a third party for firm transportation service on the Sunrise Pipeline over a twenty-year term (the “Precedent Agreement”). Pursuant to the Agreement and Plan of Merger, the Partnership paid additional consideration of $110 million to EQT in January 2014 following the effectiveness of the transportation agreement contemplated by the Precedent Agreement.

Prior to the Sunrise Merger, the Partnership operated the Sunrise Pipeline as part of its transmission and storage system under a lease agreement with EQT. The lease was a capital lease under GAAP and, as a result, revenues and expenses associated with Sunrise were included in the Partnership’s combined financial statements. However, the monthly lease payment to EQT offset the impact of Sunrise operations on the Partnership’s adjusted EBITDA and distributable cash flow.  Effective as of the closing of the Sunrise Merger on July 22, 2013, the lease agreement was terminated. As the transaction was a transfer between entities under common control, the Partnership’s historical combined financial statements have been retrospectively recast to reflect the results attributable to Sunrise for all periods presented.

On July 22, 2013, the Partnership completed an underwritten public offering of 12,650,000 common units.  Net proceeds from the offering were used to finance the cash consideration paid to EQT in connection with the Sunrise Merger. Following the offering and Sunrise Merger, EQT retained a 44.6% equity interest in the Partnership, which includes 3,443,902 common units, 17,339,718 subordinated units and 975,686 general partner units. The Partnership received net proceeds of approximately $529 million from the offering after deducting the underwriters’ discount and offering expenses of approximately $21 million.

Allegheny Valley Connector Facilities

On December 19, 2012, EQT and a direct wholly owned subsidiary entered into a Master Purchase Agreement with PNG Companies LLC (PNG Companies), to transfer 100% ownership of EQT’s LDC, Equitable Gas Company, LLC (Equitable Gas Company) to PNG Companies (the Equitable Gas Transaction).  The parties completed the Equitable Gas Transaction on December 17, 2013.  As consideration for the Equitable Gas Transaction, EQT received cash proceeds of approximately $740 million, which is subject to certain post-closing adjustments, select midstream assets and commercial arrangements with the PNG Companies and its affiliates. The midstream assets are strategically located to connect Marcellus supply and demand and are referred to as the Allegheny Valley Connector (AVC) facilities. In connection with EQT’s acquisition of the AVC facilities in the Equitable Gas Transaction, the Partnership entered into a lease agreement with EQT pursuant to which the Partnership markets the capacity on, enters into all agreements for transportation service with customers for, and operates, the AVC facilities according to the terms of the Partnership’s FERC tariff.

Jupiter Acquisition and Equity Offering in 2014

On April 30, 2014, the Partnership, its general partner, EQM Gathering Opco, LLC, a wholly owned subsidiary of the Partnership (EQM Gathering), and EQT Gathering, LLC (EQT Gathering), a wholly owned subsidiary of EQT entered into a contribution agreement (Contribution Agreement) pursuant to which EQT Gathering contributed Jupiter to EQM Gathering (Jupiter Acquisition). Jupiter consists of an approximately 35-mile natural gas gathering system located in Greene and Washington counties, Pennsylvania with the Callisto compressor station, which has approximately 150 MMcf per day compression capacity and the Jupiter compressor station, which has approximately 75 MMcf per day compression capacity. Jupiter has six interconnects with the Partnership’s transmission and storage system and a total of 970 MMcf per day of pipeline capacity.

On May 7, 2014, the Partnership completed an underwritten public offering of 12,362,500 common units.  Net proceeds from the offering were used to finance the cash consideration paid to EQT in connection with the Jupiter Acquisition. The Partnership received net proceeds of approximately $902 million from the offering after deducting the underwriters’ discount and offering expenses.

On May 7, 2014, the Partnership completed the Jupiter Acquisition. The aggregate consideration paid by the Partnership to EQT in connection with the Jupiter Acquisition was approximately $1,180 million, consisting of a $1,121 million cash payment, 516,050 common units of the Partnership and 262,828 general partner units of the Partnership. The cash portion of the purchase price was funded with the net proceeds from an equity offering and borrowings under the Partnership’s credit facility.  Following the offering and Jupiter Acquisition, EQT retained a 36.4% equity interest in the Partnership, which includes 3,959,952 common units, 17,339,718 subordinated units and 1,238,514 general partner units. As the acquisition was a transaction between entities under common control, the Partnership’s historical combined financial statements have been retrospectively recast to reflect the results attributable to Jupiter for all periods presented.

Transmission and Storage System

The Partnership’s transmission and storage system includes an approximately 700 mile FERC-regulated interstate pipeline that connects to five interstate pipelines and multiple distribution companies. The transmission system is supported by 14 associated natural gas storage reservoirs with approximately 400 MMcf per day of peak withdrawal capability and 32 Bcf of working gas capacity and 24 compressor units. As of December 31, 2013, the transmission assets had total throughput capacity of approximately 2.25 TBtu per day. Through the lease with EQT, the Partnership also operates the AVC facilities, which includes an approximately 200 mile FERC-regulated interstate pipeline that interconnects with the Partnership’s transmission and storage system. The AVC transmission system is supported by 4 associated natural gas storage reservoirs with approximately 260 MMcf per day of peak withdrawal capability and 15 Bcf of working gas capacity and 11 compressor units. Of the total 15 Bcf of working gas capacity, the Partnership leases and operates 13 Bcf of working gas capacity. As of December 31, 2013, the AVC transmission assets had total throughput capacity of approximately 0.45 TBtu per day. Revenues associated with the Partnership’s transmission and storage system represented approximately 57%, 60% and 62% of total revenues for the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, the weighted average remaining contract life based on total projected contracted revenues for firm transmission and storage contracts was approximately 15 years.

The Partnership’s transmission and storage system was initially constructed to receive natural gas from interstate pipelines and local conventional natural gas producers for delivery to LDCs and industrial end-users located in West Virginia and western Pennsylvania, including the city of Pittsburgh. Prompted by the rapid development of the Marcellus Shale in 2007 and the resulting increased supply of natural gas in the region, the Partnership shifted the focus of its transmission and storage system and reengineered its pipeline to act as a header system receiving natural gas produced in the Marcellus Shale. In turn, the system was poised to deliver this Marcellus gas into interstate pipelines that serve customers throughout the Mid-Atlantic and Northeastern United States, as well as to continue delivering to LDCs and end-users directly connected to the system.

In support of this shift in focus, the Partnership has completed, and continues to work on, numerous projects aimed at increasing system capacity including, but not limited to, the following:

•                               The Sunrise Pipeline was placed into service in the third quarter of 2012. The Sunrise Pipeline provides access to liquids-rich Marcellus Shale acreage through its 41.5 miles of FERC-regulated transmission pipeline that parallels and interconnects with the segment of the Partnership’s transmission and storage system from Wetzel County, West Virginia to Greene County, Pennsylvania. The Sunrise Pipeline provides approximately 400 BBtu of additional firm capacity to the Partnership’s system and cost approximately $230 million. The Partnership is currently expanding the Jefferson compressor station to provide approximately 550 BBtu per day of additional incremental capacity on the Sunrise Pipeline system. The expansion, which is expected to cost approximately $30 million, is expected to be placed into service in the third quarter of 2014.

•                               The Blacksville Compressor station project was completed in the third quarter of 2012. It consisted of installing a new booster compressor station in Monongalia County, West Virginia, including two compressor units with an aggregate compression of approximately 9,470 horsepower, at a cost of approximately $30 million. This project provided approximately 200 BBtu per day of incremental firm transmission capacity on the Partnership’s system.

•                               The Low Pressure East expansion project was placed into service in the fourth quarter of 2013. It involved uprating or replacing 26 miles of existing transmission pipeline in Greene, Washington and Allegheny counties in Pennsylvania at a cost of approximately $30 million. This project tripled the current maximum allowable operating pressure of the pipeline, thereby creating approximately 150 BBtu per day of incremental firm transmission capacity on the Partnership’s system.

•                               The Partnership’s business also includes the construction and operation of pipelines and compression facilities for third parties under fixed-fee contracts. On December 17, 2013, the Partnership entered into two separate agreements with Antero Resources for firm transportation services on the Partnership’s transmission system. Under each agreement, the Partnership will ultimately provide 100 BBtu per day of firm transmission capacity on the transmission system for a combined total of 200 BBtu per day. As part of the agreements, the Partnership expects to spend approximately $55 million on two separate transmission expansion projects in northern West Virginia. The west-side expansion (the West-Side Expansion project) will add 100 BBtu per day of transmission capacity at an estimated cost of $26 million and is expected to be in full service by year-end 2014. The east-side expansion (the East-Side Expansion project) will add 100 BBtu per day of transmission capacity at an estimated cost of $29 million and is expected to be in full service by mid-year 2015. Combined, the agreements require the Partnership to provide 75 BBtu per day of firm transmission capacity commencing in the second quarter of 2014 and increase to a total of 200 BBtu per day by mid-year 2015. The agreements are primarily fixed-fee, demand based contracts with a 10-year term commencing on the applicable project’s full 100 BBtu per day in-service date. The Partnership expects to spend approximately $30 million on the two projects in 2014, with the remaining $25 million to be spent in 2015.

•                               In February 2014, the Partnership entered into agreements with a subsidiary of Range Resources Corporation to provide gathering, compression, and transmission services in southwestern Pennsylvania. The Partnership expects to invest approximately $30 million in gathering infrastructure and $25 million in a transmission expansion projects in conjunction with the agreements.  The transmission expansion will add approximately 100 BBtu per day of capacity to the Partnership’s transmission system and is expected to be in service in the fourth quarter of 2014.  The agreements include a 10-year minimum volume commitment for gathering and transmission services.

The Partnership has an acreage dedication from EQT pursuant to which the Partnership has the right to elect to transport on its transmission and storage system all natural gas produced from wells drilled by EQT under an area covering approximately 60,000 acres in Allegheny, Washington and Greene counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis counties in West Virginia. EQT has a significant natural gas drilling program in these areas and is expanding its retained midstream infrastructure, which connects to the Partnership’s transmission and storage system, to meet expected production growth.

The Partnership generally provides transmission and storage services in two manners: firm service and interruptible service. Firm transmission contracts obligate the Partnership’s customers to pay a fixed monthly charge to reserve an agreed upon amount of pipeline capacity regardless of the actual pipeline capacity used by a customer during each month. This charge is referred to as a monthly reservation charge. In addition to monthly reservation charges, the Partnership may also collect usage charges when a firm transmission customer uses the capacity it has reserved under these firm transmission contracts. Where applicable, these charges are assessed on the actual volume of natural gas transported on the transmission system. A firm transmission customer is billed a usage charge on volumes in excess of firm usage when the level of natural gas received for delivery from a firm transmission customer exceeds its reserved capacity. A significant portion of the Partnership’s transportation and storage services are provided through firm service agreements.

Transmission and Storage System

Firm storage contracts obligate customers to pay a fixed monthly charge for the firm right to inject, withdraw and store a specified volume of natural gas regardless of the amount of storage capacity actually utilized by the customer. Firm storage customers are also assessed usage charges on the actual quantities of natural gas injected into or withdrawn from storage and on volumes in excess of firm capacity when the level of gas injected or withdrawn exceeds the customer’s maximum daily withdrawal limit.

Under interruptible service contracts, customers pay fees based on their actual utilization of assets for transmission and storage services. Customers that have executed interruptible contracts are not assured capacity or service on the applicable pipeline and storage facilities. To the extent that physical capacity that is contracted for firm service is not being fully utilized or there is excess capacity that has not been contracted for service, the system can allocate such capacity to interruptible services. The Partnership also provides natural gas “park and loan” services to assist customers in managing short-term gas surpluses or deficits. Under these park and loan service agreements, customers are charged a usage fee based on the quantities of natural gas stored in (park), or borrowed from (loan), the Partnership’s facilities.

The Partnership generally does not take title to the natural gas transported or stored for its customers.

Including AVC and expected future capacity from expansion projects that are not yet fully constructed but for which the Partnership has obtained signed firm transportation and storage agreements, approximately 2.9 TBtu per day of transmission capacity and 32.4 TBtu of storage capacity, respectively, were subscribed under firm transmission and storage contracts as of December 31, 2013. These contracts have a weighted average remaining contract life, based on total projected contracted revenues, of approximately 15 years for transmission contracts and 18 years for storage contracts.

As of December 31, 2013, approximately 15% of the Partnership’s contracted transmission firm capacity was subscribed at the recourse rates (i.e., the maximum rates an interstate pipeline may charge for its services under its tariff) under the Partnership’s tariff. The remaining 85% of contracted transmission firm capacity was subscribed by customers under negotiated rate agreements under the tariff.

Gathering System

The Partnership’s gathering system consists of approximately 35 miles of non-FERC regulated gathering lines associated with Jupiter, which have  six interconnects with the Partnership’s transmission and storage system, as well as approximately 1,600 miles of FERC-regulated low-pressure gathering lines that have multiple delivery interconnects with transmission and storage systems.  Revenues associated with the Partnership’s gathering system, all of which were generated under interruptible gathering service contracts, represented approximately 43%, 40% and 38% of total revenues for the years ended December 31, 2013, 2012 and 2011, respectively.

On April 30, 2014, EQT entered into a gas gathering agreement with EQT Gathering for gathering services on Jupiter (Jupiter Gas Gathering Agreement). The Jupiter Gas Gathering Agreement has a ten year term (with year-to-year rollovers), beginning May 1, 2014. Under the agreement, EQT has subscribed for all of the approximately 225 MMcf per day of firm compression capacity currently available on Jupiter. The Partnership anticipates future expansion projects which are expected to bring the total Jupiter compression capacity to approximately 775 MMcf per day. EQT has agreed to separate ten year terms (with year-to-year rollovers) for the compression capacity associated with each expansion project. After all of the expansion projects scheduled to be completed in 2014 and 2015 have been placed into service, EQT’s firm reservation fee is expected to result in revenue of approximately $173 million annually. EQT also agreed to pay a monthly usage fee for volumes gathered in excess of firm compression capacity. In connection with the closing of the Jupiter Acquisition, the Jupiter Gas Gathering Agreement was assigned to EQM Gathering.

On the Partnership’s low pressure regulated gathering system, the primary term of a typical gathering agreement is one year with month-to-month roll over provisions terminable upon at least 30 days notice. The rates for gathering service on the regulated system are based on the maximum posted tariff rate and assessed on actual receipts into the gathering system. The Partnership also retains a percentage of wellhead natural gas receipts to recover natural gas used to run its compressor stations and other requirements on all of its gathering systems.

The Partnership expects to complete several expansion projects related to the Jupiter gathering system during 2014 and 2015.  These expansion projects are fully subscribed under the Jupiter Gas Gathering Agreement with EQT. The 2014 expansion involves the construction of the Halo compressor station and the addition of compression at the Callisto and Jupiter compressor stations in Greene County, Pennsylvania and is expected to be placed into service in the fourth quarter of 2014. This expansion is expected to add approximately 350 MMcf per day of compression capacity and is estimated to cost approximately $47 million. The 2015 expansion involves the construction of the Europa compressor station in Greene County and is expected to be placed into service in the fourth quarter of 2015. This expansion is expected to add approximately 200 MMcf per day of compression capacity and is estimated to cost approximately $51 million. In addition, the Partnership expects to spend approximately $84 million over 2014 and 2015 to build approximately 20 miles of additional gathering pipelines and for field pressure reduction.

Gathering System

The following table provides information regarding the transmission, storage and gathering assets as of December 31, 2013:

System	Approximate Number of Miles	Approximate Number of Receipt Points	Approximate Compression (Horsepower)
Transmission and Storage	700	80	41,000
AVC	200	60	13,000
Gathering	1,635	2,300	43,300

Strategy

The Partnership’s principal business objective is to increase the quarterly cash distributions that it pays to unitholders over time while ensuring the ongoing stability of its business. The Partnership expects to achieve this objective through the following business strategies:

•                   Pursuing accretive acquisitions from EQT and third parties.  The Partnership intends to seek opportunities to expand its existing natural gas transmission, storage and gathering operations primarily through accretive acquisitions from EQT and third parties. While the Partnership expects that the majority of its most significant opportunities will be sourced from EQT’s existing portfolio of midstream assets or from expansion projects or acquisitions that EQT undertakes in the future as it builds additional midstream assets to support its production growth, the Partnership will evaluate and may pursue acquisition opportunities from third parties as they become available.

•                   Capitalizing on economically attractive organic growth opportunities.  The Partnership expects to grow its systems over time by meeting EQT’s and other third party customers’ midstream service needs that result from their drilling activity in the Partnership’s areas of operations. EQT’s acreage dedication to the Partnership’s assets and EQT’s economic relationship with the Partnership provide a platform for organic growth. In addition, the Partnership intends to leverage EQT’s knowledge of, and expertise in, the Marcellus Shale in order to target and efficiently execute economically attractive organic growth projects for third party customers, although EQT is under no obligation to share such knowledge and expertise with the Partnership. The Partnership will evaluate organic expansion and greenfield construction opportunities in existing and new markets that it believes will increase the volume of transmission, storage and gathering capacity subscribed on its system. The Partnership’s 2014 Jefferson compressor station expansion project is designed to increase the capacity of the transmission and storage system by approximately 550 BBtu per day, which is fully subscribed. This is expected to be placed into service in the third quarter of 2014. Additionally, the Partnership’s 2014 and 2015 expansion projects for third parties will increase the capacity of the transmission and storage system by approximately 300 BBtu per day. These expansion projects are expected to be placed into service by year-end 2014 and mid-year 2015.

•                   Attracting additional third-party volumes.  The Partnership actively markets its midstream services to, and pursues strategic relationships with, third-party producers in order to attract additional volumes and/or expansion opportunities. The Partnership believes that its connectivity to interstate pipelines, which is a key feature of a header system transmission pipeline, as well as its position as an early developer of midstream infrastructure within certain areas of the Marcellus Shale, will allow the Partnership to capture additional third-party volumes in the future. The Partnership anticipates that organic growth projects that it pursues, or any assets it acquires from EQT, will be constructed in a manner that leverages economies of scale to allow for incremental third party volumes in excess of capacity amounts needed by EQT.

•                   Focusing on stable, fixed-fee business.  The Partnership intends to pursue additional opportunities to provide fixed-fee transmission, storage and gathering services to EQT and third parties. The Partnership will focus on obtaining additional long-term firm commitments from customers, which may include reservation-based charges, volume commitments and acreage dedications.

•                   Increasing access to existing and new delivery markets.  The Partnership is actively working to increase delivery interconnects with interstate pipelines, neighboring LDCs, large industrial facilities and electric generation plants in order to increase access to existing and new markets for natural gas consumption. The Partnership’s transmission and storage system has the flexibility to accommodate significant additional throughput to service new end-user markets and it believes that the Partnership’s access to numerous supply sources, including Marcellus Shale production, five interstate pipelines and its on-system storage facilities, which can be used to balance volatile load swings, make the Partnership an attractive option for these end-user delivery markets.

The Partnership’s Relationship with EQT

One of the Partnership’s principal attributes is its relationship with EQT. Headquartered in Pittsburgh, Pennsylvania, in the heart of the Appalachian Basin, EQT is an integrated energy company, with an emphasis on natural gas production, gathering and transmission. EQT conducts its business through two business segments: EQT Production and EQT Midstream. EQT Production is one of the largest natural gas producers in the Appalachian Basin with 8.3 Tcfe of proved natural gas and crude oil reserves across 3.6 million gross acres as of December 31, 2013. EQT Midstream provides transmission, storage and gathering services for EQT’s produced gas and to third parties in the Appalachian Basin.

As of December 31, 2013, EQT owned a 2.0% general partner interest in the Partnership, all of the Partnership’s incentive distribution rights and a 42.6% limited partner interest in the Partnership.  After giving effect to the Jupiter Acquisition and equity offering in 2014, EQT retained a 2.0% general partner interest in the Partnership, all of the Partnership’s incentive distribution rights and a 34.4% limited partner interest in the Partnership,  Because of its ownership of the incentive distribution rights, EQT is positioned to directly benefit from committing additional natural gas volumes to the Partnership’s systems and from facilitating accretive acquisitions and organic growth opportunities. However, EQT is under no obligation to make acquisition opportunities available to the Partnership, is not restricted from competing with the Partnership and may acquire, construct or dispose of midstream assets without any obligation to offer the Partnership the opportunity to purchase or construct these assets.

The Partnership believes that its relationship with EQT is advantageous for the following reasons:

•                   EQT is a leader among exploration and production companies in the Appalachian Basin.  EQT had approximately 3.6 million gross acres as of December 31, 2013, of which approximately 580,000 gross acres were located in the Marcellus Shale. A substantial portion of EQT’s drilling efforts in 2012 and 2013 were focused on drilling horizontal wells in the Marcellus Shale formations of southwestern Pennsylvania and northern West Virginia. For the year ended December 31, 2013, EQT reported total production sales volumes of 378 Bcfe, representing a 43% increase compared to the year ended December 31, 2012. Approximately 73% of EQT’s total production in 2013 was from wells in the Marcellus Shale. EQT Marcellus sales volumes were 82% higher for the year ended December 31, 2013 as compared to the year ended December 31, 2012.

•                   EQT has a substantial and growing portfolio of midstream assets. The Partnership expects to have the opportunity to purchase additional midstream assets from EQT in the future, although EQT is under no obligation to make the opportunities available to the Partnership. The opportunities are expected to include:

-                 Retained midstream transmission assets. The AVC facilities include an approximately 200 mile FERC-regulated interstate pipeline that interconnects with the Partnership’s transmission and storage system. The AVC transmission system is supported by 4 associated natural gas storage reservoirs with approximately 260 MMcf per day of peak withdrawal capability and 15 Bcf of working gas capacity and 11 compressor units. As of December 31, 2013, the AVC transmission assets had total throughput capacity of approximately 450 BBtu per day.

-                 Retained midstream gathering assets. EQT’s retained midstream asset base includes approximately 7,815 miles of gathering pipelines with throughput of approximately 650 BBtu of natural gas per day for the year ended December 31, 2013. These retained assets include approximately 85 miles of high-pressure gathering lines serving both liquids-rich and dry areas in the Marcellus Shale located in Armstrong, Allegheny, Clearfield, Jefferson and Tioga counties in Pennsylvania and Doddridge, Taylor, Ritchie and Wetzel counties in West Virginia.

-                 Development of additional midstream assets. EQT continues to expand its exploration and production operations in the Appalachian Basin, primarily in the Marcellus and Utica Shales. As this expansion increases into areas that are currently underserved by midstream infrastructure, the Partnership expects it will develop, either independently or in partnership with EQT, additional midstream assets to ensure takeaway capacity for EQT’s expected production growth.

While the Partnership’s relationship with EQT may provide significant benefits, it may also become a source of potential conflicts. For example, EQT is not restricted from competing with the Partnership. In addition, all of the executive officers and a majority of the directors of the Partnership’s general partner also serve as officers and/or directors of EQT, and these officers and directors face conflicts of interest, which include the allocation of their time between the Partnership and EQT. For a description of the Partnership’s relationships with EQT, please read Item 13, “Certain Relationships and Related Transactions, and Director Independence.”

Markets and Customers

For the years ended December 31, 2013, 2012 and 2011, EQT accounted for approximately 86%, 85% and 85%, respectively, of the Partnership’s total revenues. No other customers accounted for more than 10% of revenues during these years. As a result of the Equitable Gas Transaction, revenues related to Equitable Gas Company will be reported as third party revenues in 2014 rather than EQT affiliate revenues.  For the years ended December 31, 2013, 2012 and 2011, Equitable Gas Company accounted for approximately 13%, 18% and 25%, respectively, of the Partnership’s total revenues.

Transmission and Storage Customers

The Partnership provides natural gas transmission services for EQT and third parties, predominantly consisting of LDCs, marketers, producers and commercial and industrial users that the Partnership believes to be creditworthy. The Partnership’s transmission system serves not only adjacent markets in Pennsylvania and West Virginia but also provides its customers access to high-demand end-user markets in the Mid-Atlantic and Northeastern United States through 2.4 TBtu per day of delivery interconnect capacity with major interstate pipelines. The Partnership provides storage services to a mix of customers, including marketers and LDCs.

The Partnership’s primary transportation and storage customer is EQT. For the years ended December 31, 2013, 2012 and 2011, EQT and its affiliates accounted for approximately 80%, 81% and 83%, respectively, of transmission revenues and 61%, 68% and 77%, respectively, of storage revenues. Other than EQT, no customer accounted for more than 10% of total transmission and storage revenue for these years.

Gathering Customers

The Partnership’s gathering system has approximately 2,300 receipt points with a number of natural gas producers. EQT represented approximately 96% of the 629 BBtu per day of natural gas supplied to the gathering system in 2013, approximately 92% of the 339 BBtu per day of natural gas supplied to the gathering system in 2012 and approximately 89% of the 250 BBtu per day of natural gas supplied to the gathering system in 2011.

Dominion Field Services generally provides any necessary processing for the gas gathered by the Partnership’s regulated gathering system. In connection with the Partnership’s sale of certain processing plants to Dominion Field Services in 2000, it entered into an agreement with a primary term through December 31, 2014 pursuant to which Dominion Field Services is obligated to process any wet gas the Partnership delivers to certain processing facilities up to the individual operating capacity of each plant. During the years ended December 31, 2013, 2012 and 2011, 70%, 77% and 76%, respectively, of the natural gas supplied to the Partnership’s regulated gathering system was processed by Dominion Field Services. The Partnership’s gathering customers are responsible for the costs associated with treating and processing natural gas in order to meet pipeline specifications, and are required to have processing agreements in place with Dominion Field Services or another processor as a prerequisite to receiving transportation service on its regulated gathering system.

Competition

Competition for natural gas transmission and storage volumes is primarily based on rates, customer commitment levels, timing, performance, commercial terms, reliability, services levels, location, reputation and fuel efficiencies. The Partnership’s principal competitors in its natural gas transmission and storage market include companies that own major natural gas pipelines. In addition, the Partnership competes with companies that are building high pressure gathering facilities that are not subject to FERC jurisdiction to move volumes to interstate pipelines. EQT also owns, and in the future may construct, natural gas transmission pipelines and high-pressure gathering facilities. Major pipeline natural gas transmission companies that compete with the Partnership also have existing storage facilities connected to their transmission systems that compete with certain of the Partnership’s storage facilities. Pending and future third-party construction projects, if and when brought on-line, may also compete with the Partnership’s natural gas transmission and storage services and many of its competitors have capital and other resources far greater than the Partnership. These third-party projects may include FERC-certificated expansions and greenfield construction projects.

Key competitors for new gathering systems include companies that own major natural gas pipelines, independent gas gatherers and integrated energy companies. Many of the Partnership’s competitors have capital resources and control supplies of natural gas greater than it does. The Partnership’s major competitors for natural gas supplies and markets in its operating regions include Dominion Transmission, local distribution companies and producers constructing their own gathering systems.

Regulatory Environment

FERC Regulation of Transmission and Storage

The Partnership’s interstate natural gas transportation and storage operations are regulated by FERC under the NGA, the NGPA and the Energy Policy Act of 2005. The Partnership’s system operates under a tariff approved by FERC that establishes rates, cost recovery mechanisms and the terms and conditions of service to its customers. Generally, FERC’s authority extends to:

•                   rates and charges for natural gas transmission, storage and gathering services;

•                   certification and construction of new interstate transportation and storage facilities;

•                   extension or abandonment of interstate transportation and storage services and facilities;

•                   maintenance of accounts and records;

•                   relationships between pipelines and certain affiliates;

•                   terms and conditions of services and service contracts with customers;

•                   depreciation and amortization policies;

•                   acquisition and disposition of interstate transportation and storage facilities; and

•                   initiation and discontinuation of interstate transportation and storage services.

The Partnership holds certificates of public convenience and necessity for its transportation and storage system issued by FERC pursuant to Section 7 of the NGA covering rates, facilities, activities and services. These certificates require the Partnership to provide open-access services on its interstate pipeline and storage facilities on a non-discriminatory basis to all customers that qualify under the FERC gas tariff. In addition, under Section 8 of the NGA, FERC has the power to prescribe the accounting treatment of certain items for regulatory purposes. Thus, the books and records of the Partnership’s interstate pipeline and storage facilities may be periodically audited by FERC.

FERC regulates the rates and charges for transportation and storage in interstate commerce. Under the NGA, rates charged by interstate pipelines must be just and reasonable. FERC’s cost-of-service regulations generally limit the recourse rates for transportation and storage services to the cost of providing service plus a reasonable rate of return. In each rate case, FERC must approve service costs, the allocation of costs, the allowed rate of return on capital investment, rate design and other rate factors. A negative determination on any of these rate factors could adversely affect the Partnership’s business, financial condition, results of operations, liquidity and ability to make distributions.

The recourse rate that the Partnership may charge for its services is established through FERC’s ratemaking process. Generally, the maximum filed recourse rates for interstate pipelines are based on the cost of providing that service including recovery of and a return on the pipeline’s actual prudent historical cost of investment. Key determinants in the ratemaking process include the depreciated capital costs of the facilities, the costs of providing service, the allowed rate of return and volume throughput and contractual capacity commitment assumptions. The maximum applicable recourse rates and terms and conditions for service are set forth in the pipeline’s FERC approved tariff. Rate design and the allocation of costs also can impact a pipeline’s profitability. While the ratemaking process establishes the maximum rate that can be charged, interstate pipelines such as the Partnership’s transmission and storage system are permitted to discount their firm and interruptible rates without further FERC authorization down to the variable cost of performing service, provided they do not “unduly discriminate.” In addition, pipelines are allowed to negotiate different rates with their customers, as described below.

Pursuant to the NGA, changes to rates or terms and conditions of service can be proposed by a pipeline company under Section 4, or the existing interstate transportation and storage rates or terms and conditions of service may be challenged by a complaint filed by interested persons including customers, state agencies or the FERC under Section 5. Rate increases proposed by a pipeline may be allowed to become effective subject to refund, while rates or terms and conditions of service which are the subject of a complaint under Section 5 are subject to prospective change by FERC. Rate increases proposed by a regulated interstate pipeline may be challenged and such increases may ultimately be rejected by FERC. Any successful challenge against rates charged for the Partnership’s transportation and storage services could have a material adverse effect on its business, financial condition, results of operations, liquidity and ability to make distributions.

The Partnership’s interstate pipeline may also use negotiated rates which could involve rates above or below the recourse rate or rates that are subject to a different rate structure, provided that the affected customers are willing to agree to such rates and that the FERC has approved the negotiated rate agreement. A prerequisite for allowing the negotiated rates is that negotiated rate customers must have had the option to take service under the pipeline’s recourse rates. As of December 31, 2013, approximately 85% of the system’s contracted firm transportation capacity was committed under such negotiated rate contracts. Each negotiated rate agreement is designed to fix the negotiated rate for the term of the firm transportation agreement and the fixed rate is generally not subject to adjustment for increased or decreased costs occurring during the contract term.

FERC regulations also extend to the terms and conditions set forth in agreements for transportation and storage services executed between interstate pipelines and their customers. These service agreements are required to conform, in all material respects, with the form of service agreements set forth in the pipeline’s FERC-approved tariff. In the event that the FERC finds that an agreement, in whole or part, is materially non-conforming, it could reject the agreement, require the Partnership to seek modification of the agreement or require the Partnership to modify its tariff so that the non-conforming provisions are generally available to all customers.

FERC Regulation of Gathering Rates and Terms of Service

While the FERC does not generally regulate the rates and terms of service over facilities determined to be performing a natural gas gathering function, it has traditionally regulated rates charged by interstate pipelines for gathering services performed on the pipeline’s own gathering facilities when those gathering services are performed in connection with jurisdictional interstate transportation. The Partnership maintains rates and terms of service in its tariff for unbundled gathering services performed on certain of its low pressure gathering facilities in connection with the transportation service. Just as with rates and terms of service for transmission and storage services, the Partnership’s rates and terms of services for its FERC-regulated gathering system may be challenged by complaint and are subject to prospective change by the FERC. Rate increases and changes to terms and conditions of service the Partnership proposes for its FERC-regulated gathering service may be protested and such increases or changes may ultimately be rejected by the FERC.

Pipeline Safety and Maintenance

The Partnership’s interstate natural gas pipeline system is subject to regulation by PHMSA. PHMSA has established safety requirements pertaining to the design, installation, testing, construction, operation and maintenance of gas pipeline facilities, including requirements that pipeline operators develop a written qualification program for individuals performing covered tasks on pipeline facilities and implement pipeline integrity management programs. These integrity management plans require more frequent inspections and other preventive measures to ensure safe operation of oil and natural gas transportation pipelines in “high consequence areas,” such as high population areas or facilities that are hard to evacuate and areas of daily concentrations of people.

Notwithstanding the investigatory and preventive maintenance costs incurred in the Partnership’s performance of customary pipeline management activities, significant additional expenses may be incurred if anomalous pipeline conditions are discovered or more stringent pipeline safety requirements are implemented. For example, on August 25, 2011, PHMSA published an advance notice of proposed rulemaking in which the agency solicited public comment on a number of changes to its natural gas transmission pipeline regulations contained in federal regulations including: (i) modifying the definition of high consequence areas; (ii) strengthening integrity management requirements as they apply to existing regulated operators; (iii) strengthening or expanding various non-integrity pipeline management standards relating to such matters as valve spacing, automatic or remotely-controlled valves, corrosion protection and gathering lines; and (iv) adding new regulations to govern the safety of underground natural gas storage facilities including underground storage caverns and injection withdrawal well piping that are not currently regulated under the federal regulations. PHMSA has specifically indicated an intent in this advance notice of proposed rulemaking to address the need for standards governing the safety of underground natural gas storage facilities. Following the publication of the advance notice, Congress enacted legislation that will likely subsume this rulemaking process.

On January 3, 2012, President Obama signed into law the Pipeline Safety, Regulatory Certainty and Job Creation Act of 2011. The Act increases the maximum civil penalties for administrative enforcement actions, requires the DOT to study and report on the sufficiency of existing gathering line regulations to ensure safety and the use of leak detection systems by hazardous liquid pipelines, requires pipeline operators to verify their records on maximum allowable operating pressure and imposes new emergency response and incident notification requirements.  On September 25, 2013, PHMSA released a final rule increasing the civil penalty maximums for pipeline safety violations. The rule increased the maximum penalties from $100,000 to $200,000 per day for each violation and from $1,000,000 to $2,000,000 for a related series of violations.  The rule applies safety regulations to certain rural low-stress hazardous liquid pipelines not previously covered by some of its safety regulations. PHMSA has also published advance notice of proposed rulemakings to solicit comments on the need for other changes to its natural gas and hazardous liquid pipeline safety regulations, including gathering lines. PHMSA also published an advisory bulletin providing guidance to natural gas transmission operators of the need to verify records related to the maximum allowable operating pressure for each section of a pipeline system. As required by the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, the Partnership verified its records for all applicable pipeline segments and submitted a report to DOT identifying each pipeline segment for which records were insufficient.

States are largely preempted by federal law from regulating interstate pipeline safety but may assume responsibility for enforcement of federal interstate pipeline safety regulations for certain intrastate facilities. For example, a Pennsylvania statute authorized the PA PUC to enforce federal regulations applicable to intrastate gathering lines as well as non-FERC certificated transmission lines. In practice, states vary considerably in their authority and capacity to address pipeline safety. The Partnership does not anticipate any significant problems in complying with any state laws and regulations which are determined to be applicable to its operations. The Partnership’s natural gas pipelines have inspection and compliance programs designed to maintain compliance with federal and state pipeline safety and pollution control requirements.

The Partnership believes that its operations are in substantial compliance with all existing federal, state and local pipeline safety laws and regulations and that its compliance with such laws and regulations will not have a material adverse effect on its business, financial condition, results of operations, liquidity or ability to make distributions, but the Partnership can provide no assurance that the adoption of new laws and regulations such as those proposed by PHMSA will not result in significant added costs that could have such a material adverse effect in the future.

Pipeline Safety Cost Rate

The Partnership previously maintained a PSCT, which was a cost recovery mechanism for qualifying costs incurred by the Partnership under the PSIA. The qualifying costs recoverable through the PSCT included a rate of return, taxes and depreciation associated with capital investments and actual operating and maintenance expenses incurred under the PSIA. The PSCT surcharge was a usage charge expressed in dollars per Dth and was assessed to firm and interruptible transmission service customers. The Partnership was required to track all expenses and capital investments associated with the PSIA made on and after September 1, 2005. The Partnership made annual filings with the FERC to adjust the PSCT surcharge to reconcile actual historic qualifying costs incurred against PSCT revenues collected.

On March 1, 2012, Equitrans made its annual filing with the FERC to recover costs it incurred to comply with the PSIA. The filing provided for the recovery of $10.4 million in qualifying pipeline safety costs. One customer and the Independent Oil and Gas Association filed protests which asserted, among other things, that Equitrans had not included all the appropriate volumes in calculating the level of its surcharge. Equitrans responded to the protests and in an order issued March 30, 2012 the FERC accepted the annual filing and suspended it, allowing the surcharge to become effective on April 1, 2012. Equitrans submitted additional information to the FERC on April 19, 2012 with the expectation that the FERC would subsequently issue an order based on the material Equitrans submitted.

On January 14, 2013, following numerous discussions with its customers, Equitrans filed a Stipulation and Agreement of Settlement (the Settlement) with the FERC. The Settlement, which was approved by the FERC on March 22, 2013, resolved all issues arising out of the Partnership’s 2012 PSCT annual filing.  The Settlement eliminated the tracking of PSIA costs and replaced the PSCT surcharge with a Pipeline Safety Cost (PSC) rate effective April 1, 2013. The new PSC rate has both a reservation and a usage component.  The reservation component of the PSC rate applicable to firm transportation service is $0.8108 per Dth of the contract Maximum Daily Quantity (MDQ) applicable to service provided on the mainline system and the usage component is $0.1372 per Dth delivered to the customer. The PSC rate applicable to volumes in excess of firm service, no-notice firm transportation service nominated on a point to point basis and interruptible service is $0.1372 per Dth delivered to the customer. Additionally, under the Settlement, Equitrans reduced its transmission retainage factor approved in Equitrans’ most recent rate case from 3.72% to 2.72% effective February 1, 2013.  Equitrans no longer tracks its continued recovery of base storage gas. To the extent that Equitrans over-recovers its actual fuel and other gas usage, the excess gas could be used to replenish storage base gas.  The PSC rate and transmission retainage factor will be in effect for a minimum of three years.

Environmental, Health and Safety Regulation

The Partnership’s natural gas transportation, storage and gathering activities are subject to various types of federal, state and local laws and regulations governing environmental protection, including air emissions, water quality, wastewater discharges, solid waste management and employee health and safety. Such laws and regulations generally require the Partnership to obtain and comply with a wide variety of environmental registrations, licenses, permits and other approvals. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and/or criminal penalties, the imposition of remedial requirements and the issuance of orders enjoining future operations.

The Partnership believes that compliance with existing federal, state and local environmental laws and regulations will not have a material adverse effect on its business, financial condition, results of operations, liquidity or ability to make distributions. Nevertheless, environmental regulatory programs continue to evolve and future regulations may place more restrictions and limitations on activities that may affect the environment. As a result, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts the Partnership currently anticipates.

The Partnership has established procedures for ongoing evaluation of its operations to identify potential environmental exposures and to assure compliance with regulatory policies and procedures. Ongoing expenditures for compliance with environmental laws and regulations, including investments in plant and facilities to meet environmental requirements, have not been material to the Partnership’s business, financial condition, results of operations, liquidity or ability to make distributions.

Climate Change

Legislative and regulatory measures to address climate change and greenhouse gas emissions are in various phases of discussion or implementation. Effective January 1, 2011, the EPA began regulating greenhouse gas emissions by subjecting new facilities and major modifications to existing facilities that emit large amounts of greenhouse gases to the permitting requirements of the federal Clean Air Act.  In addition, the U.S. Congress has been considering bills that would establish a cap-and-trade program to reduce emissions of greenhouse gases. Legislation or regulation that restricts carbon emissions could increase the Partnership’s cost of environmental compliance by requiring the Partnership to install new equipment to reduce emissions from larger facilities and/or purchase emission allowances. Climate change and greenhouse gas legislation or regulation could also delay or otherwise negatively affect efforts to obtain permits and other regulatory approvals with regard to existing and new facilities or impose additional monitoring and reporting requirements. Conversely, legislation or regulation that sets a price on or otherwise restricts carbon emissions could also benefit the Partnership by increasing demand for natural gas because the combustion of natural gas results in substantially fewer carbon emissions per Btu of heat generated than other fossil fuels such as coal. The effect on the Partnership of any new legislative or regulatory measures will depend on the particular provisions that are ultimately adopted.

Seasonality

Weather impacts natural gas demand for power generation and heating purposes. Peak demand for natural gas typically occurs during the winter months as a result of the heating load.

Title to Properties and Rights-of-Way

The Partnership’s real property falls into two categories: (i) parcels that it owns in fee and (ii) parcels in which its interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for the Partnership’s operations. Portions of the land on which the Partnership’s pipelines and facilities are located are owned by the Partnership in fee title, and the Partnership believes that it has satisfactory title to these lands. The remainder of the land on which the Partnership’s pipelines and facilities are located are held by the Partnership pursuant to surface leases between the Partnership, as lessee, and the fee owner of the lands, as lessors. The Partnership has leased or owned much of these lands for many years without any material challenge known to the Partnership relating to the title to the land upon which the assets are located, and the Partnership believes it has satisfactory leasehold estates or fee ownership to such lands. The Partnership believes that it has satisfactory title to all of its material leases, easements, rights-of-way, permits and licenses, and the Partnership has no knowledge of any material challenge to its title to such assets or their underlying fee title.

However, there are certain lands within the Partnership’s storage pools as to which it does not currently have real property rights. The Partnership has identified the lands as to which it believes it must obtain such rights and is in the midst of a program to acquire such rights. Since the beginning of this program in 2009 through December 31, 2013, the Partnership has successfully acquired such rights for approximately 18,576 acres out of a total 46,452 acres, and the Partnership expects to acquire the remainder within the next three years. In accordance with the Partnership’s FERC license, the geological formations within which its permitted storage facilities are located cannot be used by third parties in any way that would detrimentally affect its storage operations and the Partnership has the power of eminent domain with respect to the acquisition of necessary real property rights to use such storage facilities. The Partnership believes the cost to acquire such rights will be approximately $6 million over the next three years.

Some of the leases, easements, rights-of-way, permits and licenses which were transferred to the Partnership at the closing of the IPO in July 2012 required the consent of the grantor of such rights, which in certain instances is a governmental entity. The Partnership obtained, prior to the closing of the IPO, sufficient third-party consents, permits and authorizations for the transfer of the assets necessary to enable it to operate its business in all material respects.

EQT and its affiliates continue to hold record title to portions of certain assets until the Partnership makes the appropriate filings in the jurisdictions in which such assets are located and obtains any consents and approvals that were not obtained prior to transfer. Such consents and approvals would include those required by federal and state agencies or political subdivisions. In some cases, EQT may, where required consents or approvals have not been obtained, temporarily hold record title to property as nominee for the Partnership’s benefit and in other cases may, on the basis of expense and difficulty associated with the conveyance of title, cause its affiliates to retain title as nominee for the Partnership’s benefit until a future date. The Partnership anticipates that there will be no material change in the tax treatment of its common units resulting from EQT holding the title to any part of such assets subject to future conveyance or as the Partnership’s nominee.

Insurance

The Partnership generally shares insurance coverage with EQT, for which it reimburses EQT pursuant to the terms of the omnibus agreement. The Partnership’s insurance program includes general liability insurance, auto liability insurance, workers’ compensation insurance and property insurance. In addition, the Partnership has procured a separate general liability policy. All insurance coverage is in amounts which management believes are reasonable and appropriate.

Facilities

EQT leases its corporate offices in Pittsburgh, Pennsylvania. Pursuant to the omnibus agreement, the Partnership pays a proportionate share of EQT’s costs to lease the building.

Employees

The Partnership does not have any employees. The Partnership is managed by the directors and officers of its general partner. All of the Partnership’s executive management personnel are employees of EQT or an affiliate of EQT and devote the portion of their time to the Partnership’s business and affairs that is required to manage and conduct its operations. The daily business operations of the Partnership are conducted by EQT Gathering, LLC (EQT Gathering), one of EQT’s operating subsidiaries. Under the terms of the omnibus agreement with EQT, the Partnership reimburses EQT for the provision of general and administrative services for its benefit, for direct expenses incurred by EQT on the Partnership’s behalf, for expenses allocated to the Partnership as a result of it being a public entity and for operation and management services provided by EQT Gathering.

Availability of Reports

The Partnership makes certain filings with the SEC, including its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments and exhibits to those reports, available free of charge through its website, http://www.eqtmidstreampartners.com, as soon as reasonably practicable after the date they are filed with, or furnished to, the SEC.  The filings are also available at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or by calling 1-800-SEC-0330.  These filings are also available on the internet at http://www.sec.gov.

Composition of Segment Operating Revenues

Presented below are operating revenues by segment as a percentage of total operating revenues of the Partnership.

	For the year ended December 31,
	2013	2012	2011
Transmission and storage operating revenues	57%	60%	62%
Gathering operating revenues	43%	40%	38%

Financial Information about Segments

See Note 3 to the Combined Financial Statements for financial information by business segment including, but not limited to, revenues from external customers, operating income and total assets, which information is incorporated herein by reference.

Jurisdiction and Year of Formation

EQT Midstream Partners, LP is a Delaware limited partnership formed in January 2012.

Financial Information about Geographic Areas

All of the Partnership’s assets and operations are located in the continental United States.